FIRST FEDERAL BANK, AFSB
                    DIRECTOR DEFERRED COMPENSATION AGREEMENT
              (AS AMENDED AND RESTATED EFFECTIVE DECEMBER 31, 1997)

           THIS DIRECTOR DEFERRED COMPENSATION AGREEMENT (THE "AGREEMENT"), originally effective as of the 1st day of July, 1993, and as amended and restated effective December 31, 1997 by and between FIRST FEDERAL BANK, AFSB, a banking corporation organized and existing under the laws of the United States (hereinafter referred to as "Bank") and Robert W. Ballard (hereinafter referred to as "Director"), for the purpose of formalizing the agreement between the Bank and the Director in which the Director defers receipt of fees under the terms and conditions described below.

                                                     WITNESSETH:

           WHEREAS, the Director serves the Bank as a member of the Board of Directors; and

           WHEREAS,   the  Bank  recognizes  the  valuable  services  heretofore performed for it by the Director and wishes to encourage continued service; and

           WHEREAS, the Bank values the efforts, abilities and accomplishments of the Director and recognizes that the Director's services will substantially contribute to its continued growth and profits in the future; and

           WHEREAS, the Director wishes to defer a certain portion of fees to be earned in the future; and

           WHEREAS, the parties hereto desire to formalize the terms and conditions upon which the Bank shall pay such deferred compensation to the Director and/or his designated beneficiary; and

           WHEREAS, the Bank has adopted this Director Deferred Compensation Agreement which controls all issues relating to the deferral of fees as described herein;

           NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties hereto agree to the following terms and conditions:

                                    SECTION I
                                   DEFINITIONS

           When used herein, the following words and phrases shall have the meanings below unless the context clearly indicates otherwise:

1.1 "Accrued Benefit" means the sum of all deferred amounts and interest credited to the Director's Retirement Account and due and owing to the Director or his Beneficiaries pursuant to this Agreement.

1.2        "Bank" means FIRST FEDERAL BANK, AFSB or any successor thereto.

1.3 "Beneficiary" means the person, persons (and their heirs) or other entity designated as Beneficiary in writing to the Bank to whom the share of the deceased Director's Retirement Account is payable in the event of his death. If no Beneficiary is so designated, then the Director's Spouse, if living, will be deemed the Beneficiary. If the Director's Spouse is not living, then the Children of Director will be deemed the Beneficiaries and will take on a per stirpes basis. If there are no living Children, then the Estate of the Director will be deemed the Beneficiary.

1.4        "Board" means the Board of Directors of the Bank.

1.5 "Children" means the Director's children, both natural and adopted, then living at the time payments are due the Children under this Agreement.

1.6 "Deferral Period" means the period in which the Director has in effect a deferral election; provided, however, that the Deferral Period shall automatically terminate on June 30, 1998 or, if earlier, on the date of the Director's Normal Retirement Date.

1.7 "Deferred Compensation Benefit" means that benefit which can be provided by annuitizing the Director's Retirement Account balance as of the Valuation Date immediately preceding the initial distribution date over a one hundred eighty (180) month period. A monthly interest factor of 1.075% shall be used to annuitize the account balance.

1.8 "Disability" means the determination by a duly licensed physician selected by the Bank that because of ill health, accident, disability or general inability because of age, that Director is no longer able, properly and satisfactorily, to perform his duties as a Director.

1.9        "Effective Date" shall be July 1, 1993.

1.10       "Estate"  means  the  Estate   (including,   when   applicable,   any
           irrevocable trust governing the transfer of non-probate assets) of the Director.

1.11 "Guaranteed Investment Contract Account" means book entries maintained by the Bank reflecting deferred amounts with interest being credited at the rate of .667% per month; provided, however, that the existence of such book entries and the existence of the Guaranteed Investment Contract Account shall not create and shall not be deemed to create a trust of any kind, or fiduciary relationship between the Bank and the Director, his designated Beneficiary or Beneficiaries under this Agreement.

1.12 "Normal Retirement Date" means the first day of the month following the month during which the Director attains age sixty-five (65).

1.13 "Payout Period" means the time frame in which certain benefits payable hereunder shall be distributed. Payments shall be made in equal consecutive monthly installments commencing on the first day of the month coincident with or next following the occurrence of any event which triggers distribution and continuing for a period of one hundred eighty (180) months.

1.14 "Phantom Unit Account" means the total value of all units of phantom stock purchased by the Director, each having a value equal to the fair market value (as determined in the manner provided below) of a share of 1ST BANCORP Bank's common stock. The fair market value of the Director's Phantom Unit Account shall be determined as of the Valuation Date immediately preceding the date on which the Director's Retirement Account is annuitized by converting each phantom unit to an amount equal to the closing bid price of 1ST BANCORP's common stock on such Valuation Date. The Director shall purchase phantom units at a price per share equal to eighty-five percent (85%) of the fair market value (as determined above) of a share of 1ST BANCORP's common stock on the Valuation Date immediately preceding the calendar year quarter to which the deferral of fees and purchase relates.

           The Director's Phantom Unit Account shall also be credited with additional phantom units at each date on which 1ST BANCORP makes a cash dividend or an in kind dividend (other than its common stock) with respect to its shares. The number of units to be credited shall be determined by dividing the amount of the cash dividend or the fair market value of any in kind dividend by 85% of the fair market value (as determined above) of a share of 1ST BANCORP's common stock on the Valuation Date immediately preceding the calendar year quarter in which the dividend is paid with respect to 1ST BANCORP's common stock.

1.15 "Retirement Account" means book entries maintained by the Bank reflecting deferred amounts and equal to the sum of the Guaranteed
           Investment Contract Account and the Phantom Unit Account. The existence of such book entries and the Retirement Account shall not create and shall not be deemed to create a trust of any kind, or a fiduciary relationship between the Bank and the Director, his designated Beneficiary, or other Beneficiaries under this Agreement.

1.16 "Spouse" means the individual to whom the Director is legally married at the time of the Director's death.

1.17 "Survivor's Benefit" means monthly level payments to the Beneficiary in the amount of Nine Hundred Eighty-One Dollars and Eight Cents
           ($981.08) for one hundred eighty (180) months. In the event the Survivor's Benefit is less than the Deferred Compensation Benefit, the Deferred Compensation benefit shall be paid in lieu of the Survivor's Benefit. In no event is it intended for the Director to receive both a Survivor's Benefit and Deferred Compensation Benefit.

1.18 "Valuation Date" means the last business day of March, June, September, December beginning on and after June 30, 1993.

                                   SECTION II
                              DEFERRED COMPENSATION

           Commencing on the Effective Date, and continuing through the end of the Deferral Period, the Director and the Bank agree that the Director shall defer into his Retirement Account monthly Director's fees of Six Hundred ($600.00) Dollars that the Director would otherwise be entitled to receive from the Bank for each month of the Deferral Period. The Director shall direct the apportionment of his monthly deferral between the Guaranteed Investment Contract Account and the Phantom Unit Account. Such allocation shall be in twenty-five (25%) percent increments and shall be evidenced in writing by completion of an Election Form (Exhibit B). If the Director fails to submit an Election Form, one hundred percent (100%) of his monthly deferrals shall be allocated to the Guaranteed Investment Contract Account. The Director shall have the right to change such apportionment once per year for new deferrals and for existing bookkeeping balances held in his Retirement Account, such change becoming effective at the next plan anniversary date (January 1). Any change in the allocation for existing balances may be made in whole dollar amounts or in twenty-five percent (25%) increments. Any such change must also be evidenced in writing to become effective.

                                   SECTION III
                    TERMINATION OF ELECTION AND NEW ELECTIONS

           The Director's election to defer compensation shall continue in effect, pursuant to the terms of this Agreement unless and until the Director files with the Bank a Notice of Discontinuance (Exhibit C attached hereto). A Notice of Discontinuance shall be effective if filed at least twenty (20) days prior to any January 1st. Such Notice of Discontinuance shall be effective commencing with the January 1st following its filing. If the Director discontinues his deferrals, he may reinstate the deferrals as of a January 1st by filing in writing an election to recommence deferrals at least twenty (20) days prior to the January 1st on which the deferrals are to recommence.

                                   SECTION IV
                               RETIREMENT BENEFIT

4.1 Retirement Benefit. At Normal Retirement Date, the Bank agrees to commence payment of the Director's Deferred Compensation Benefit. Such payments will be in accordance with the terms of the Payout Period.

4.2        Disability  Retirement  Benefit.  Notwithstanding any other provision hereof,  the  Director  shall be  entitled  to receive  his  Deferred
           Compensation Benefits hereunder prior to his Normal Retirement Date in any case the Director terminates service due to Disability. The benefit shall be distributed in accordance with the Payout Period. In the event the total benefits received by the Director pursuant to this Subsection are less than the total Survivor's Benefit [i.e., One Hundred Seventy-Six Thousand Five Hundred Ninety-Five Dollars ($176,595), upon Director's death, an additional lump sum payment shall be made to Director's Beneficiary to make up the difference between these two (2) gross benefit amounts.

                                    SECTION V
                                 DEATH BENEFITS

5.1 Death Prior to Termination of Service. In the event of the Director's death prior to termination of service with the Bank, while covered by the provisions of this Agreement, the Director's Beneficiary shall be paid the Survivor's Benefit. Payments shall be in accordance with the Payout Period.

5.2 Death After Termination of Service. In the event of the Director's death after his termination of service, but prior to commencing receipt of benefit payments under this Agreement, the Director's Beneficiary shall be paid a monthly amount for a period of one hundred eighty (180) months, commencing within thirty (30) days of the Director's death. The amount of such benefit payment shall be determined as follows:

           (a) If the Director has deferred less than Thirty-Six Thousand Dollars ($36,000), the Director's Beneficiary shall be paid a reduced Survivor's Benefit, which shall be determined by multiplying the Survivor's Benefit (Nine Hundred Eighty-One Dollars and Eight Cents ($981.08)) by a fraction, the numerator of which shall be equal to the total compensation actually deferred by the Executive and the denominator of which shall be equal to Thirty-Six Thousand Dollars ($36,000).

           (b) If death occurs after the Director has deferred Thirty-Six Thousand Dollars ($36,000), his Beneficiary shall be paid the Survivor's Benefit.

5.3 Death After Commencement of Benefits. In the event of the Director's death after the commencement of the Deferred Compensation Benefit, but prior to the completion of all such payments due and owing hereunder, the Bank shall continue to make monthly payments to the Director's Beneficiary until a total of one hundred eighty (180) equal monthly payments have been made to the Director and/or his Beneficiary.

5.4 Additional Death Benefit Burial Expense. In addition to the above-described death benefits, upon the Director's death, the Director's Beneficiary shall be entitled to receive a one-time lump sum death benefit in the amount of Ten Thousand ($10,000.00) Dollars; provided, however, that if the Director ceases to be a member of the Board before July 1, 1998 for reasons other than his death or disability, the one-time lump sum election death benefit otherwise provided in this Subsection shall not be payable.

                                   SECTION VI
                   CHANGES IN CAPITAL AND CORPORATE STRUCTURE

           In the event of any change in the outstanding shares of common stock of the Bank by reason of an issuance of additional shares, recapitalization, reclassification, reorganization, stock split, reverse stock split, combination of shares, stock dividend or similar transaction, the Board shall proportionately adjust, in an equitable manner, the number of phantom units in the Director's Phantom Unit Account as well as the purchase price of phantom units. The foregoing adjustments shall be made in a manner that will cause the relationship between the cost and market value of each phantom unit purchased hereunder to remain unchanged as a result of the applicable transaction.

                                   SECTION VII
                             BENEFICIARY DESIGNATION

           The Director shall have the right, at any time, to submit in substantially the form attached hereto as Exhibit A, a written designation of primary and secondary Beneficiaries to whom payment under this Agreement shall be made in the event of his death prior to complete distribution of the benefits due and payable under the Agreement. Each Beneficiary designation shall become effective only when receipt thereof is acknowledged in writing by the Bank.

                                  SECTION VIII
                           DIRECTOR'S RIGHT TO ASSETS

           The rights of the Director, any Beneficiary, or any other person claiming through the Director under this Agreement, shall be solely those of an unsecured general creditor of the Bank. The Director, the Beneficiary, or any other person claiming through the Director, shall only have the right to receive from the Bank those payments as specified under this Agreement. The Director agrees that he, his Beneficiary, or any other person claiming through him shall have no rights or interests whatsoever in any asset of the Bank, including any insurance policies or contracts which the Bank may possess or obtain to informally fund this Agreement. Any asset used or acquired by the Bank in connection with the liabilities it has assumed under this Agreement, except as expressly provided, shall not be deemed to be held under any trust for the benefit of the Director or his Beneficiaries, nor shall any asset be considered security for the performance of the obligations of the Bank. Any such asset shall be and remain, a general, unpledged, and unrestricted asset of the Bank.

                                   SECTION IX
                            RESTRICTIONS UPON FUNDING

           The Bank shall have no obligation to set aside, earmark or entrust any fund or money with which to pay its obligations under this Agreement. The Director, his Beneficiaries or any successor in interest to him shall be and remain simply a general unsecured creditor of the Bank in the same manner as any other creditor having a general claim for matured and unpaid compensation. The Bank reserves the absolute right at its sole discretion to either purchase assets to meet its obligations undertaken by this Agreement or to refrain from the same and to determine the extent, nature, and method of such asset purchases. Should the Bank decide to purchase assets such as life insurance, mutual funds, disability policies or annuities, the Bank reserves the absolute right, in its sole discretion, to terminate such assets at any time, in whole or in part. At no time shall the Director be deemed to have any lien, nor right, title or interest in or to any specific investment or to any assets of the Bank. If the Bank elects to invest in a life insurance, disability or annuity policy upon the life of the Director, then the Director shall assist the Bank by freely submitting to a physical examination and supplying such additional information necessary to obtain such insurance or annuities.

                                    SECTION X
                     ALIENABILITY AND ASSIGNMENT PROHIBITION

           Neither the Director nor any Beneficiary under this Agreement shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify or otherwise encumber in advance any of the benefits payable hereunder, nor shall any of said benefits be subject to seizure for the payment of any debts, judgments, alimony or separate maintenance owed by the Director or his Beneficiary, nor be transferable by operation of law in the event of bankruptcy, insolvency or otherwise.

                                   SECTION XI
                                 ACT PROVISIONS

11.1 Named Fiduciary and Administrator. The Bank shall be the named fiduciary and administrator of this Agreement. As administrator, the Bank shall be responsible for the management, control and
           administration   of  the  Agreement  as   established   herein.   The
           administrator may delegate to others certain aspects of the management and operational responsibilities of the Agreement, including the employment of advisors and the delegation of ministerial duties to qualified individuals.

11.2 Claims Procedure and Arbitration. In the event that benefits under this Agreement are not paid to the Director (or to his Beneficiary in the case of the Director's death) and such claimants feel they are entitled to receive such benefits, then a written claim must be made to the Bank within sixty (60) days from the date payments are refused. The Bank and its Board shall review the written claim and, if the claim is denied, in whole or in part, they shall provide in writing, within ninety (90) days of receipt of such claim, their specific reasons for such denial, reference to the provisions of this Agreement upon which the denial is based, and any additional material or information necessary to perfect the claim. Such written notice shall further indicate the additional steps to be taken by claimants if a further review of the claim denial is desired.

           If claimants desire a second review, they shall notify the Bank in writing within sixty (60) days of the first claim denial. Claimants may review the Agreement or any documents relating thereto and submit any written issues and comments they may feel appropriate. In its sole discretion, the Bank, through the disinterested member of its Board, shall then review the second claim and provide a written decision within sixty (60) days of receipt of such claim. This decision shall likewise state the specific reasons for the decision and shall include reference to specific provisions of the Agreement upon which the decision is based.

           If claimants continue to dispute the benefit denial based upon completed performance of the Agreement or the meaning and effect of the terms and conditions thereof, then claimants may submit the dispute to a board of Arbitration for final arbitration. Said board shall consist of one member selected by the claimant, one member selected by the Bank, and the third member selected by the first two members. The board of Arbitration shall operate under any generally recognized set of arbitration rules. The parties hereto agree that they and their heirs, personal representatives, successors and assigns shall be bound by the decision of such arbitration board with respect to any controversy properly submitted to it for determination.

                                                     SECTION XII
                                                    MISCELLANEOUS

12.1 No Effect on Directorship Rights. Nothing contained herein will confer upon the Director the right to be retained in the service of the Bank nor limit the right of the Bank to discharge or otherwise deal with the Director without regard to the existence of the Agreement. Pursuant to 12 C.F.R. ss. 563.39(b), the following conditions shall apply to this Agreement:

           (1) The Board may remove the Director at any time, but any removal by the Board shall not prejudice the Director's vested right to compensation or other benefits under the contract.

           (2) If the Director is suspended and/or temporarily prohibited from participating in the conduct of the Bank's affairs by a notice served under Section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. 1818(e)(3) and
                      (g)(1)) the Bank's obligations under the contract shall be suspended as of the date of termination of service unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its discretion (i) pay the Director all or part of the compensation withheld while its contract obligations were suspended and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

           (3) If the Director is removed and/or permanently prohibited from participating in the conduct of the Bank's affairs by an order issued under Section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. 1818(e)(4) or
                      (g)(1)), all obligations of the Bank under the contract shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

           (4) If the Bank is in default (as defined in Section 3(x)(1) of the Federal Deposit Insurance Act), all obligations under the contract shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

           (5) All non-vested obligations under the contract shall be terminated, except to the extent determined that continuation of the contract is necessary for the continued operation of the Bank:

                      (i) by the Director or his designee at the time the Federal Deposit Insurance Corporation or the Resolution Trust Corporation enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in ss. 13(c) of the Federal Deposit Insurance Act; or

                      (ii)       by the  Director or his  designee,  at the time
                                 the Director or his designee approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the Director to be in an unsafe or unsound condition.

                    Any rights of the parties that have already vested, however, shall not be affected by such action.

12.2 State Law. The Agreement is established under, and will be construed according to, the laws of the State of Indiana.

12.3 Severability. In the event that any of the provisions of this Agreement or portion thereof, are held to be inoperative or invalid by any court of competent jurisdiction, then: (1) insofar as is reasonable, effect will be given to the intent manifested in the provisions held invalid or inoperative, and (2) the validity and enforceability of the remaining provisions will not be affected thereby.

12.4 Incapacity of Recipient. In the event the Director is declared incompetent and a conservator or other person legally charged with the care of his person or of his estate is appointed, any benefits under the Agreement to which such the Director is entitled shall be paid to such conservator or other person legally charged with the care of his person or his estate. Except as provided above in this paragraph, when the Board, in its sole discretion, determines that the Director is unable to manage his financial affairs, the Board may direct the Bank to make distributions to any person for the benefit of the Director.

12.5 Recovery of Estate Taxes. If the Director's gross estate for federal estate tax purposes includes any amount determined by reference to and on account of this Deferred Compensation Agreement, and if the Beneficiary is other than the Director's Estate, then the Director's Estate shall be entitled to recover from the Beneficiary receiving such benefit under the terms of the Survivor's Benefit an amount by which (x) the total estate tax due by Director's estate, exceeds (y) the total estate tax which would have been payable if the value of such benefit had not been included in the Director's gross Estate. If there is more than one person receiving such benefit, the right of recovery shall be against each such person in proportion to the benefits received by each such person. In the event any Beneficiary has a liability hereunder, such Beneficiary may petition the Bank for a lump sum payment in an amount not to exceed the Beneficiary's liability hereunder.

12.6 Unclaimed Benefit. The Director shall keep the Bank informed of his current address and the current address of his Beneficiaries. The Bank shall not be obligated to search for the whereabouts of any person. If within three (3) years after the actual death of the Director the Bank is unable to locate any Beneficiary of the Director, then the Bank may fully discharge its obligation by payment to the Estate.

12.7 Limitations on Liability. Notwithstanding any of the preceding provisions of the Agreement and except for the benefits otherwise payable under this Agreement, neither the Bank, nor any individual acting as an employee or agent of the Bank, or as a member of the Board shall be liable to the Director or any other person for any claim, loss, liability or expense incurred in connection with the Agreement.

12.8 Gender. Whenever in this Agreement words are used in the masculine or neuter gender, they shall be read and construed as in the masculine, feminine or neuter gender, whenever they should so apply.

12.9 Affect on Other Corporate Benefit Agreements. Nothing contained in this Agreement shall affect the right of the Director to participate in or be covered by any qualified or non-qualified pension, profit sharing, group, bonus or other supplemental compensation or fringe benefit agreement constituting a part of the Bank's existing or future compensation structure.

12.10 Suicide. Notwithstanding anything to the contrary in this Agreement, the Survivor Benefits otherwise provided herein shall not be payable if the Director's death results from suicide, whether sane or insane, within two (2) years after the execution of this Agreement. If the Director dies during this two year period due to suicide, the balance of the Retirement Account will be paid to the Director's designated Beneficiary in a single payment. Payment is to be made within thirty
           (30) days after the Director's death is declared a suicide by competent legal authority. Credit shall be given to the Bank for payments made prior to determination of suicide.

12.11 Headings. Headings and sub-headings in this Agreement are inserted for reference and convenience only and shall not be deemed a part of this Agreement.

                                  SECTION XIII
                              AMENDMENT/REVOCATION

           This Agreement shall not be amended, modified or revoked at any time, in whole or part, without the mutual written consent of the Director and the Bank, and such mutual consent shall be required even if the Director is no longer serving the Bank as a member of the Board.

                                   SECTION XIV
                                    EXECUTION

14.1 This Agreement sets forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby, and any previous agreements or understandings between the parties hereto regarding the subject matter hereof are merged into and superseded by this Agreement.

14.2 This Agreement shall be executed in duplicate, each copy of which, when so executed and delivered, shall be a original, but both copies shall together constitute one and the same instrument.

           IN WITNESS WHEREOF, the parties have caused this Amended and Restated Agreement to be executed on this ____ day of ___________, 1997.

                                                      /s/ Robert W. Ballard
                                                      Robert W. Ballard



                                                      FIRST FEDERAL BANK, AFSB



                                                      By: /s/ Lynn Stenftenagel

                                                      Executive Vice President
                                                      (Title)

                    DIRECTOR DEFERRED COMPENSATION AGREEMENT

                             BENEFICIARY DESIGNATION



           ________________________, under the terms of a certain Director Deferred Compensation Agreement by and between him and FIRST FEDERAL BANK, AFSB, Vincennes, Indiana, dated __________________, 19__, hereby designates the following Beneficiary to receive any guaranteed payments or death benefits under such Agreement, following his death:


PRIMARY BENEFICIARY:

SECONDARY BENEFICIARY:


           This Beneficiary Designation hereby revokes any prior Beneficiary Designation which may have been in effect.

           Such Beneficiary Designation is revocable.



DATE:                                       , 19




(WITNESS)                                                             , Director




(WITNESS)












                                    Exhibit A

                    DIRECTOR DEFERRED COMPENSATION AGREEMENT
                                  ELECTION FORM



NAME:
           (Please Print)



Investment Allocation Election: I hereby elect to have my monthly deferrals credited with earnings or losses based on the following allocation:

(Indicate Percentage in Increments of 25% Only)

           Guaranteed Investment Contract Account                     _______ %

           Phantom Unit Account                                       _______ %

                    Total (Must Equal 100%)                           _______ %










DATE                                                                  , Director

















                                    Exhibit B

                    DIRECTOR DEFERRED COMPENSATION AGREEMENT
                            NOTICE OF DISCONTINUANCE



TO:        FIRST FEDERAL BANK, AFSB
           Attention:


           I hereby give notice of my election to discontinue deferral of my compensation under that certain Director Deferred Compensation Agreement, by and between Bank and the undersigned, dated the ____ day of __________, 199 . This notice is submitted at least twenty (20) days prior to January 1st and shall be effective as of such date, as specified below.

           Discontinue deferral as of January 1, 19___.





                                                                      , Director




                                                              DATE







                                    Exhibit C